UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 28, 2016

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 28, 2016, the board of directors of the Federal Home Loan Bank of Atlanta (Bank) approved and adopted certain amendments to the Bank’s bylaws to comply with Federal Housing Finance Agency’s (Finance Agency) final rule on corporate governance. On November 19, 2015, the Finance Agency issued a rule effective December 21, 2015 (Corporate Governance Rule) that, among other things, requires each Federal Home Loan Bank to:

-designate in its bylaws a body of law to follow for its corporate governance and indemnification practices and procedures that may arise for which no federal law controls;
-maintain certain board committees; and
-appoint a chief risk officer with certain enumerated responsibilities.

The Bank’s amendments to the bylaws to address the requirements in the Corporate Governance Rule include:

-the Bank’s election to follow the corporate governance and indemnification practices and procedures contained in the Georgia Business Corporation Code in the absence of Federal law;
-additional policies and procedures concerning indemnification of directors, officers and employees;
-the establishment of certain board committees; and
-the appointment of a chief risk officer that reports directly to the risk committee and the Bank’s chief executive officer.

The description of the changes of the revised and restated bylaws contained in this report is qualified in its entirety by reference to the revised and restated bylaws, a marked copy (to show changes from the prior version) of which is attached hereto as Exhibit 3.1, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

3.1	Bylaws of the Bank, as revised and restated effective January 28, 2016 (marked to show changes).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: February 1, 2016	By: /s/ Reginald T. O'Shields
Reginald T. O’Shields
Senior Vice President and General Counsel